Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marinus Pharmaceuticals, Inc.:

We consent to the use of our report dated March 16, 2020, except for the reverse stock split described in Note 1, as to which the date is March 9, 2021, with respect to the consolidated balance sheet of Marinus Pharmaceuticals, Inc. and subsidiary as of December 31, 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements) incorporated herein by reference.

/s/ KPMG LLP
Philadelphia, Pennsylvania
August 10, 2021